Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

SV HOLDCO, LLC

and

ACQUIROR SUB 1, LLC

and

ACQUIROR SUB 2, LLC

and

NATIONAL CINEMEDIA, INC.

and

SCREENVISION, LLC

dated as of

May 5, 2014

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 5, 2014, is entered into by and among SCREENVISION, LLC, a Delaware limited liability company (the “Company”), and NATIONAL CINEMEDIA, INC., a Delaware corporation (“Parent”), ACQUIROR SUB 1, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Sub 1”), ACQUIROR SUB 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Acquiror”), and SV HOLDCO, LLC, a Delaware limited liability company (the “Company Member”).

RECITALS

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the parties to this Agreement have agreed to enter into an integrated transaction pursuant to which, first, Sub 1, in accordance with the Delaware Limited Liability Company Act (“DLLCA”), will merge with and into the Company with the Company as the surviving limited liability company (“Merger 1”), and second, the Company, in accordance with the DLLCA, will merge with and into the Acquiror, with the Acquiror as the surviving limited liability company (“Merger 2” and together with Merger 1, the “Mergers”).

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) Merger 1 will be treated as part of a binding plan that includes Merger 2, (ii) Merger 1 will be integrated with Merger 2 and treated as a single transaction, and (iii) the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

References in this Article I (and any references in Article II) to the application of GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end shall be deemed to include the necessary adjustments to such methods, practices, principles, policies and procedures as are required to exclude the Company Member from the applicable calculation, and to only apply to the Company and its subsidiaries on a consolidated basis. The following terms have the meanings specified or referred to in this Article I:

“Acquired Companies” means the entities set forth in Section 3.04 of the Disclosure Schedules to this Agreement; provided that Screenvision Canada, Inc. shall not be deemed an Acquired Company, notwithstanding its inclusion on Section 3.04 of the Disclosure Schedules.

“Acquired Company Interests” has the meaning set forth in Section 3.04(a).

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Plans” has the meaning set forth in Section 5.18.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any written claim, action, cause of action, written demand, lawsuit, arbitration, written inquiry of a Governmental Authority, audit, written notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative regulatory or otherwise whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) National CineMedia, LLC and its subsidiaries shall be deemed Affiliates and subsidiaries of Parent hereunder and (ii) the holders of equity of Company Member and their respective Affiliates (other than Company Member and its subsidiaries), shall not be deemed to be Affiliates of Company Member and its subsidiaries, except with respect to Section 3.09(a)(x), Section 5.03, Section 5.07, Section 5.09, Section 5.15 and Section 8.03.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 5.18.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.03.

“Closing Adjustment” has the meaning set forth in Section 2.05(a)(ii).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Merger Consideration” means the Purchase Price, plus (a) the Company Cash, plus (b) the Closing Adjustment, minus (c) the Share Consideration Value, minus (d) the outstanding Company Indebtedness as of the close of business on the day immediately prior to the Closing Date, minus (e) the EBITDA adjustment.

“Closing Working Capital” means: (a) the Current Assets of the Company and its subsidiaries, on a consolidated basis, less (b) the Current Liabilities of the Company and its subsidiaries, on a consolidated basis, determined as of the close of business on the day immediately prior to the Closing Date; provided, however, that any Tax assets created as a result of the transactions contemplated by this Agreement shall reduce accrued Taxes in Current Liabilities, notwithstanding that such Tax assets may accrue on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.05(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Cash” means the cash, cash equivalents and marketable securities of the Company and its subsidiaries, on a consolidated basis, as of the close of business on the day immediately prior to the Closing Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

“Company Indebtedness” has the meaning set forth in Section 5.10.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by Company or any Acquired Company.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts, relating to the assignment, transfer or grant of rights under Intellectual Property to which Company or any Acquired Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is issued, registered or subject to any application or other filing to issue or register with any Governmental Authority or any authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Member” has the meaning set forth in the preamble.

“Company Member’s Accountants” means KPMG LLP.

“Company Roll-up” shall have the meaning in Section 5.11.

“Company Units” has the meaning set forth in Section 2.01(e)(i).

“Confidentiality Agreement” has the meaning set forth in Section 5.06.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Current Assets” means current assets of the Company and its subsidiaries, on a consolidated basis, but excluding Company Cash, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

“Current Liabilities” means current liabilities of the Company and its subsidiaries, on a consolidated basis, but excluding the current portion of Company Indebtedness, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by Company Member and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“DLLCA” has the meaning set forth in the Recitals.

“Dollars or $” means the lawful currency of the United States.

“EBITDA” means, with respect to the Company and the Acquired Companies, calculated on a consolidated basis for any fiscal period, (a) the Company’s and the Acquired Companies’ consolidated net earnings (or loss) for such period, minus (b) to the extent included in the calculation of the consolidated net earnings (or loss) of the Company and the Acquired Companies for such period, the sum of the Company’s and the Acquired Companies’ (i) extraordinary gains for such period, (ii) interest income for such period, and (iii) income arising by reason of the application of FAS 141R, plus (c) to the extent deducted in the calculation of the consolidated net earnings (or loss) of the Company and the Acquired Companies for such period, the sum of the Company’s and the Acquired Companies’ (i) interest expense, amortization of debt discount and commissions and other fees and charges associated with Company Indebtedness for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) management fees to Shamrock Capital Advisor, Inc. (in an amount not to exceed $400,000 in any year plus any other reasonable out-of-pocket costs and expenses) paid or accrued for such period, (v) the amount of any upfront fees accrued in favor of Exhibitors for such period, to the extent not added back as amortization pursuant to clause (iii) above, including amounts paid in equity and the amount of any integration fee paid to National Amusements, Inc. during such period (if any) in lieu of an upfront fee, (vi) expenses incurred with respect to the Loan Agreement or any acquisitions permitted by the Loan Agreement (irrespective of whether consummated), (vii) non-cash expenses incurred pursuant to employee compensation plans for such period, (viii) (y) severance costs for such period incurred in connection with any acquisitions permitted by the Loan Agreement and (z) other severance costs for such period in an aggregate amount not to exceed $300,000 in any fiscal year, (ix) fees, costs, charges and expenses, in respect of earnouts incurred in connection with any acquisitions permitted by the Loan Agreement to the extent permitted to be incurred under the Loan Agreement that are required by the application of FAS 141R to be and are expensed by Company Member and its subsidiaries, to the extent that such amounts have not been paid in cash, (x) non-cash extraordinary losses for such period, and (xi) cash extraordinary losses for such period. For the purposes of this definition of EBITDA: (I) “Exhibitor” means any Person that, pursuant to the terms of a Contract, grants the Company or the Acquired Companies advertising rights at such Person’s movie theater establishment or movie theater establishments; (II) Indebtedness has the meaning set forth in the Loan Agreement; and (III) “Loan Agreement” means that certain Loan and Security Agreement by and among Company Member, City National Bank, Bank of America, N.A. and such other Lenders and Borrowers (as defined therein), dated as of October 14, 2010 and any ancillary document or agreement thereto, as each may be amended, restated, supplemented or otherwise modified.

“EBITDA Adjustment” means an amount equal to (x) 11.8 multiplied by (y) the difference, if any, between (a) $31,300,000 and (b) the Adjusted EBITDA derived from the EBITDA Statement to the extent less than $31,300,000. If the Adjusted EBITDA is greater than or equal to $31,300,000 then the EBITDA Adjustment shall equal zero.

“EBITDA Statement” has the meaning set forth in Section 5.17.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Acquired Company as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.05(a)(i).

‘Exchange Act” has the meaning set forth in Section 4.04.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(vi).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Initial Termination Fee” has the meaning set forth in Section 8.03(b).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property rights and assets, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and the content found thereon; (c) works of authorship, whether or not copyrightable, copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of copyrights and design registrations; (d) inventions, discoveries, trade secrets, proprietary business and technical information and know-how, databases, data collections and other confidential and proprietary information; and (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“Intermediate Surviving Entity” has the meaning set forth in Section 2.01(a).

“Knowledge of Company Member or Company Member’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those individuals identified on Section 1(a) of the Disclosure Schedules.

“Knowledge of Parent or Parent’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those individuals identified on Section 1(b) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Material Adverse Effect” means (A) any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any event, occurrence, fact, condition or change arising from or relating to (i) any change generally affecting industries in which the Company operates, (ii) any change in economic conditions in the United States, foreign or global economy or financial, banking or securities markets generally (including changes to interest rates or the availability of financing), (iii) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, consultants or employees of the Company or its subsidiaries, (iv) any change in applicable Laws or GAAP or any interpretation thereof, (v) acts of God (including earthquakes or similar catastrophes), (vi) changes in political conditions (including acts of war, whether or not declared, armed hostilities, sabotage and terrorism and any escalation or worsening thereof) and (vii) the compliance with the terms of this Agreement or the taking of any action contemplated by this Agreement or to which Parent has consented in writing; or (B) a material adverse effect, arising after the date hereof, on the ability of Company and Company Member to consummate the transactions contemplated by this Agreement in a timely manner.

“Material Contracts” means contracts of the type described in Section 3.09(a) of the Disclosure Schedules, whether in existence as of the date hereof or entered into after the date hereof.

“Merger 1” has the meaning set forth in the recitals.

“Merger 1 Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Merger 1 Effective Time” has the meaning set forth in Section 2.01(b).

“Merger 2” has the meaning set forth in the recitals.

“Merger 2 Certificate of Merger” has the meaning set forth in Section 2.02(b).

“Merger 2 Effective Time” has the meaning set forth in Section 2.02(b).

“Mergers” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.17(c).

“NCM Shares” means 9,900,990 shares of Parent common stock, par value $0.01 as such number is adjusted pursuant to the provisions of Section 2.05(d) and Section 2.07.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.17(a).

“Parent” has the meaning set forth in the preamble.

“Parent’s Accountants” means Deloitte & Touche LLP.

“Parent Balance Sheet Date” has the meaning set forth in Section 4.08.

“Parent Material Adverse Effect” means (A) any event, occurrence, fact, condition or change that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect: any event, occurrence, fact, condition or change arising from or relating to (i) any change generally affecting the industries in which the Parent and its subsidiaries operate, (ii) any change in economic conditions in the United States, foreign or global economy or financial, banking or securities markets generally (including changes to interest rates or the availability of financing), (iii) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, consultants or employees of Parent or its subsidiaries, (iv) any change in applicable Laws or GAAP or any interpretation thereof, (v) acts of God (including earthquakes or similar catastrophes), (vi) changes in political conditions (including acts of war, whether or not declared, armed hostilities, sabotage and terrorism and any escalation or worsening thereof) and (vii) the compliance with the terms of this Agreement or the taking of any action contemplated by this Agreement or to which Company Member has consented in writing; or (B) a material adverse effect, arising after the date hereof, on the ability of Parent, Sub 1 and Acquiror to consummate the transactions contemplated by this Agreement in a timely manner.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Purchase Price” means $375,000,000.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(b).

“Real Property” means the real property owned, leased or subleased by each Acquired Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Reverse Termination Fee” has the meaning set forth in Section 8.03(a).

“Review Period” has the meaning set forth in Section 2.05(c)(i).

“Securities Act” shall have the meaning in Section 3.22.

“SEC Reports” has the meaning set forth in Section 4.04.

“Share Consideration Value” means $150,000,000, subject to adjustment solely to the extent required by Section 2.05(d).

“Shelf Registration Agreement” has the meaning set forth in Section 5.16.

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Sub 1” has the meaning set forth in the preamble.

“Subsequent Termination Fee” has the meaning set forth in Section 8.03(c).

“Surviving Entity” has the meaning set forth in Section 2.02(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes that is required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other similar taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto.

“Termination Date” has the meaning set forth in Section 8.01(b)(ii).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Union” has the meaning set forth in Section 3.18(b).

ARTICLE II

THE MERGERS

Section 2.01 Merger 1.

(a) Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Merger 1 Effective Time, (a) Sub 1 will merge with and into the Company, and (b) the separate existence of Sub 1 will cease and the Company will continue its limited liability company existence under the DLLCA as the surviving limited liability company in Merger 1 sometimes referred to herein as the “Intermediate Surviving Entity”.

(b) Effective Time of Merger 1. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Sub 1 shall cause a certificate of merger (the “Merger 1 Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. Merger 1 shall become effective at such time as the Merger 1 Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DLLCA, which filing shall be made as soon as practicable on the Closing Date (the effective time of Merger 1 being hereinafter referred to as the “Merger 1 Effective Time”).

(c) Effects of Merger 1. Merger 1 shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger 1 Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Sub 1 shall vest in the Company as the surviving limited liability company of Merger 1, and all debts, liabilities, obligations, restrictions and duties of Sub 1 shall become the debts, liabilities, obligations, restrictions and duties of the Company.

(d) Certificate of Formation; Limited Liability Company Agreement. At the Merger 1 Effective Time, (a) the certificate of formation of the Company as in effect immediately prior to the Merger 1 Effective Time shall be the certificate of formation of the Intermediate Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (b) the limited liability company agreement of the Company shall be amended and restated to be the limited liability company agreement of Sub 1 in effect immediately prior to the Merger 1 Effective Time, except that references to the name of Sub 1 shall be replaced with references to the name of the Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(e) Effect of Merger 1 on Membership Interests. At the Merger 1 Effective Time, as a result of Merger 1 and without any action on the part of Parent, Sub 1, the Company or Company Member:

(i) Conversion of Company Membership Interests. The membership interest of the Company (the “Company Units”) issued and outstanding immediately prior to the Merger 1 Effective Time shall be converted into the right to receive the NCM Shares and the Closing Merger Consideration, together with any amounts that may become payable in respect of such Company Units in the future in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(ii) Conversion of Sub 1 Membership Interests. The limited liability company membership interest of Sub 1 issued and outstanding immediately prior to the Merger 1 Effective Time shall be converted into and become all of the remaining outstanding membership interests of the Intermediate Surviving Entity.

Section 2.02 Merger 2.

(a) Merger. Subject only to the occurrence of Merger 1 and in accordance with the DLLCA, at the Merger 2 Effective Time, (a) the Company will merge with and into the Acquiror, and (b) the separate existence of the Company will cease and the Acquiror will continue its limited liability company existence under the DLLCA as the surviving limited liability company in Merger 2 (sometimes referred to herein as the “Surviving Entity”).

(b) Effective Time of Merger 2 . Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Acquiror shall cause a certificate of merger (the “Merger 2 Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. The Merger 2 Certificate of Merger shall be filed with the Secretary of State of the State of Delaware concurrently with or immediately after the Merger 1 Certificate of Merger is filed with the Secretary of State of the State of Delaware. Merger 2 shall become effective immediately after the effectiveness of the Merger 1 Certificate of Merger (the effective time of Merger 2 being hereinafter referred to as the “Merger 2 Effective Time”).

(c) Effects of the Merger 2 . Merger 2 shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger 2 Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of the Company shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

(d) Certificate of Formation; Limited Liability Company Agreement. At the Merger 2 Effective Time, (a) the certificate of formation of Acquiror as in effect immediately prior to the Merger 2 Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the limited liability company agreement of Acquiror immediately prior to the Merger 2 Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(e) Effect of Merger 2 on Membership Interests. At the Merger 2 Effective Time, as a result of Merger 2 and without any action on the part of Parent, Acquiror, the Company or Company Member:

(i) Company Membership Interests. The membership interest of the Company issued and outstanding immediately prior to the Merger 2 Effective Time shall automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange thereafter.

(ii) Acquiror Interest. The limited liability company membership interest of Acquiror issued and outstanding immediately prior to the Merger 2 Effective Time shall remain outstanding and shall be and remain all of the outstanding membership interest of the Surviving Entity.

(f) Tax Matters.

(i) Merger 1 and Merger 2, taken together, are intended to be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) pursuant to which the Company is to be treated as merging directly with and into Parent with the Company Units converted in such merger into the right to receive the Closing Merger Consideration and the NCM Shares, together with any amounts that may become payable in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations.

(ii) Each of the parties hereto shall, and shall cause its Affiliates to, treat Merger 1 and Merger 2 for all Tax purposes consistent with subsection (i) above unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or non-U.S. Law). Each of the parties further agrees to promptly notify the other party of any challenge to such Tax treatment by any Governmental Authority.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the Closing of Merger 1 (the “Closing”) shall take place beginning at approximately 10:00 a.m. Denver, Colorado time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Sherman & Howard L.L.C., 633 17th Street, Suite 3000, Denver, Colorado, or at such other time or on such other date or at such other place as Company Member and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Closing Deliverables.

(a) At or prior to the Closing, the Company or Company Member shall deliver to Parent the following:

(i) resignations of the directors and officers of the Company pursuant to Section 5.05;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02 have been satisfied;

(iii) at least three Business Days prior to the Closing, the Closing Indebtedness Certificate;

(iv) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Company Member is not a foreign person within the meaning of Section 1445 of the Code;

(v) the Estimated Closing Working Capital Statement contemplated in Section 2.05(a); and

(vi) all other documents or instruments required to be delivered by the Company or Company member at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Parent or Acquiror shall deliver to Company Member (or such other Person as may be specified herein) the following:

(i) payment to Company Member by wire transfer of immediately available funds an amount equal to the Closing Merger Consideration and (y) a stock certificate representing the NCM Shares;

(ii) payment to holders of Company Indebtedness as required pursuant to Section 5.10 by wire transfer of immediately available funds that amount of money as necessary to pay the Company Indebtedness as set forth in writing by Company Member to Parent prior to the Closing Date;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03 have been satisfied; and

(iv) all other documents or instruments required to be delivered by Parent at or prior to the Closing pursuant to this Agreement.

Section 2.05 Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Company Member shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital derived therefrom (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the greater of (i) Estimated Closing Working Capital and (ii) $-0-; provided that in no event shall the Closing Adjustment exceed $10,000,000.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Parent shall prepare and deliver to Company Member a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year 2013 as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the greater of (i) Closing Working Capital and (ii) $-0-; provided that in no event shall the Post-Closing Adjustment exceed $10,000,000. If the Post-Closing Adjustment exceeds the Closing Adjustment, Surviving Entity or Parent shall pay to Company Member an amount equal to the excess of the amount of the Post-Closing Adjustment over the amount of the Closing Adjustment. If the amount of the Closing Adjustment exceeds the amount of the Post-Closing Adjustment, Company Member shall pay to Surviving Entity an amount equal to the excess of the amount of the Closing Adjustment over the amount of the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Company Member shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Company Member and Company Member’s Accountants shall have full access to the books and records of the Surviving Entity or any successor thereof, the personnel of, and work papers prepared by, the Surviving Entity, Parent, their respective Affiliates and/or their respective accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in such person’s or the Surviving Entity’s possession) relating to the Closing Working Capital Statement as Company Member may reasonably request (at reasonable times) for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Entity.

(ii) Objection. On or prior to the last day of the Review Period, Company Member may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth objections of Company Member in reasonable detail, indicating each disputed item or amount and the basis for Company Member’s disagreement of therewith (the “Statement of Objections”). If Company Member fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Company Member. If Company Member delivers the Statement of Objections before the expiration of the Review Period, Parent and Company Member shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Company Member, shall be final and binding.

(iii) Resolution of Disputes. If Company Member and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period (any amounts remaining in dispute, “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), then Parent and Company Member shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Company Member’s Accountants or Parent’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. If Company Member and Parent are unable to so select the Independent Accountants within twenty (20) days after the end of the Resolution Period the American Arbitration Association shall make such selection. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Company Member, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Company Member or Parent, respectively, bears to the aggregate amount actually contested by Company Member and Parent.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein and subject to Section 2.05(d), any payment of the amounts set forth in Section 2.05(b)(ii) in respect of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within ten Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Parent or Company Member, as the case may be, or to the extent required by Section 2.05(d) to be paid by the issuance of Parent common stock. The Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to five percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d) Adjustments for Tax Purposes. Notwithstanding anything to the contrary in this Agreement or otherwise, if the value of the aggregate NCM Shares to be received by the Company Member in Merger 1 would be less than forty percent (40%) of the value of the aggregate consideration paid, payable or deemed to be paid or payable to the Company Member (the “Aggregate Consideration”) under this Agreement, then the number of NCM Shares that the Company Member is entitled to receive shall automatically be increased and the cash consideration otherwise payable to the Company Member shall automatically be decreased, such that, after such adjustment, the value of the NCM Shares is equal to forty percent (40%) of the Aggregate Consideration. Notwithstanding anything to the contrary in this Agreement or otherwise, for purposes of this Section 2.05(d) (including the last sentence of this Section 2.05(d)), the NCM Shares shall be valued at $15.15 per share. The intent of this Section 2.05(d) is to ensure that the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e) is met and shall be construed to effectuate such intent. In no event shall any change in the composition of the Merger Consideration pursuant to this Section 2.05(d) increase or reduce the aggregate amount of consideration paid by Parent to the Company Member hereunder.

Section 2.06 Withholding Tax. Parent and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Parent, the Acquiror or the Company is required to deduct and withhold under any provision of Tax Law; provided, that Parent provides advance notice to the Company Member of any such requirements to deduct and withhold from any amounts paid to the Company Member hereunder. To the extent Parent, the Acquiror or the Company deducts and withholds any such Taxes with respect to any Person and remits such Taxes to the applicable Governmental Authority, all such withheld amounts shall be treated as having been delivered to or on behalf of such Person hereunder.

Section 2.07 Stock Adjustment. Without limiting Section 5.08 and subject thereto, if, after the date of this Agreement and prior to the Closing Date, Parent is recapitalized or reclassified or Parent effects any stock dividend, stock split, or reverse stock split or otherwise effects any transaction that changes its common stock into any other securities, then the NCM Shares to be delivered to Company Member under this Agreement will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the Company Member would have been entitled to receive had the shares comprising the NCM Shares been issued and outstanding as of the record date for determining stock holders entitled to participate in such corporate event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY MEMBER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Disclosure Schedule to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), Company Member represents and warrants to Parent and Acquiror that the following statements are true and correct as of the date of this Agreement (notwithstanding any earlier date referenced in any of the Disclosure Schedules):

Section 3.01 Organization and Authority of Company Member. Company Member is duly organized, validly existing and in good standing under the Laws of the state of its organization, Company Member has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company Member of this Agreement, the performance by Company Member of its obligations hereunder and thereunder and the consummation by Company Member of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Company Member. This Agreement has been duly executed and delivered by Company Member, and (assuming due authorization, execution and delivery by Parent and Acquiror) this Agreement constitutes a legal, valid and binding obligation of Company Member enforceable against Company Member in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of Company and the Acquired Companies.

(a) The Company and each Acquired Company is duly organized, validly existing and in good standing under the Laws of its state of incorporation or organization, as applicable, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Company and each Acquired Company is licensed or qualified to do business, and Company and each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The address of Company’s and each Acquired Company’s principal office and all their respective additional places of business are listed on Section 3.02 of the Disclosure Schedules. The Company and each Acquired Company has the requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All corporate or other actions taken by Company and the Acquired Companies in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) The outstanding membership interests of the Company consist of 61,000 Series A Shares. All of the Company Units have been duly authorized and are validly issued and are owned of record by Company Member, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Acquiror shall own all of the Company Units, free and clear of all Encumbrances (other than any such Encumbrances solely as a result of Parent’s direct or indirect ownership of such Company Units and applicable Law).

(b) All of the Company Units were issued in compliance with applicable Laws. None of the Company Units were issued in violation of (i) any agreement, arrangement or commitment to which Company Member, Company, or the Acquired Companies are a party or are subject to or (ii) in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating Company Member or the Acquired Companies to issue or sell any shares or membership interest units of, or any other interest in, Company or the Acquired Companies. The Company does not have outstanding or authorized options, equity appreciation rights, phantom equity, profit participation or similar rights. There are no voting trusts, membership interest ownership agreements, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Units.

Section 3.04 Subsidiaries.

(a) Other than the Acquired Companies, the Company does not own or have any interest in, directly or indirectly, any shares or membership interests in any other Person. The Company directly and indirectly owns all of the issued and outstanding shares and membership interests in the Acquired Companies (collectively, the “Acquired Company Interests”). Section 3.04 of the Disclosure Schedules sets forth (i) a complete list of all Acquired Companies, (ii) the direct or indirect ownership interest of Company in each Acquired Company, and (iii) the number of authorized and issued Acquired Company Interests for each of the Acquired Companies, to the extent applicable.

(b) All issued and outstanding Acquired Company Interests of each Acquired Company have been duly and validly authorized and issued and are owned of record and beneficially by the Company or an Acquired Company, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, all issued and outstanding Acquired Company Interests will be free and clear of all Encumbrances (other than any such Encumbrances solely as a result of Parent’s direct or indirect ownership of such Acquired Company interests).

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Acquired Company Interests or obligating Company Member, Company, or any Acquired Company to issue or sell any Acquired Company Interests of, or any other interest in, any of the Acquired Companies. No Acquired Company has any outstanding or authorized options, equity appreciation rights, phantom equity, profit participation or similar rights. There are no voting trusts, membership interest ownership agreements, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Acquired Company Interests.

Section 3.05 No Conflicts; Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Company Member of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of Company Member, Company, or any Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Company Member, Company, or any Acquired Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the case of clause (b), where the violation, breach, or conflict would not have a Material Adverse Effect; (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets (other than Contracts or Intellectual Property) of Company or any of the Acquired Companies; or (e) require consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements.

(a) Complete copies of the consolidated audited financial statements of Company Member, Company and the Acquired Companies consisting of the balance sheets of Company and the Acquired Companies as at December 31 in each of the years 2011, 2012 and 2013 and the related consolidated statements of operation, member’s equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Company Member, Company and the Acquired Companies as at March 31, 2014 and the related consolidated statements of operation, members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules have been delivered to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Company Member, Company and the Acquired Companies, and fairly present the financial condition of Company Member, Company and the Acquired Companies as of the respective dates they were prepared and the results of the operations of Company and the Acquired Companies for the periods indicated. The consolidated balance sheet of Company Member, Company and the Acquired Companies as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company Member, Company and the Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(b) As of the date hereof, except as described on Section 3.06 of the Disclosure Schedules, none of the Company’s or the Acquired Companies’ independent auditors have identified since January 1, 2010 to the Company in writing (i) any control deficiency, significant deficiency or material weakness in the system of internal control over financial reporting (each term as defined in Auditing Standard No. 2 of the Public Company Accounting Oversight Board) utilized by Company or any Acquired Company or (ii) any fraud, whether or not material, that involves the management or other employees of Company or any Acquired Company who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Company or any Acquired Company. To the Knowledge of Company Member, as of the date hereof (i) none of the principal executive officers or principal financial officers of Company Member, Company, or any Acquired Company has concluded that a material weakness currently exists in respect of the Financial Statements or the system of internal control over financial reporting, other than what is described on Section 3.06 of the

Disclosure Schedules and (ii) no claim or allegation has been made that a material weakness exists or that there has been any fraud with respect to the preparation of Company’s or any Acquired Company’s financial statements or the internal control over financial reporting utilized by Company or any Acquired Company.

Section 3.07 Undisclosed Liabilities. Neither Company nor any Acquired Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would be required to be disclosed on a balance sheet or the footnotes thereto of the Company presented in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. From the Balance Sheet Date until the date hereof, and other than in the ordinary course of business consistent with past practice, none of the Company or any of the Acquired Companies has taken any action that would be prohibited after the date hereof pursuant to Section 5.01. From the Balance Sheet Date until the date hereof, there has been no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Material Contracts of Company and the Acquired Companies as of the date hereof:

(i) each Contract of Company and/or any Acquired Company involving aggregate consideration in excess of $3,000,000 and which, in each case, cannot be cancelled by Company or such Acquired Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require Company or any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by Company or any Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person other than indemnification (x) related to Intellectual Property or (y) with respect to such Contract that is applicable solely to breaches of such Contract by a party to such Contract;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, membership interests or assets outside the ordinary course of business of any other Person or any real property (whether by merger, sale of stock, sale of membership interests, sale of assets or otherwise) for an aggregate consideration in excess of $10,000,000;

(v) except for Contracts relating to trade receivables, all Contracts relating to indebtedness for borrowed monies or guarantees thereof of Company or any Acquired Company for amount in excess of $1,000,000;

(vi) all Contracts with any Governmental Authority to which Company or any Acquired Company is a party for products or services in an amount of more than $5,000,000 (“Government Contracts”);

(vii) all Contracts that limit or purport to limit the ability of Company or any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) other than joint selling or joint marketing arrangements, any Contracts to which Company or any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by Company or such Acquired Company;

(ix) all Contracts between or among Company or any of the Acquired Companies on the one hand and Company Member, or any Affiliate of Company Member, on the other hand; and

(x) all collective bargaining agreements or Contracts with any Union to which Company or any Acquired Company is a party.

(b) Each Material Contract is valid and binding on Company or the Acquired Company which is a party to such Material Contract in accordance with its terms and is in full force and effect, except for any Material Contract expired after the date hereof in accordance with its terms. None of Company or the Acquired Companies or, to Company Member’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate (prior to the expiration of the term of the applicable Contract), any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof (other than termination as a result of the expiration of the term of the applicable Material Contract) or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) in effect as of the date hereof have been made available to Parent (or its counsel).

Section 3.10 Title to Assets; Real Property.

(a) Neither the Company nor any Acquired Company owns any Real Property. The Company or an Acquired Company has a valid leasehold interest in all the leased Real Property, and good title in all of its right, title and interest in all personal property reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances, if any that have not had, and would not have, an Material Adverse Effect.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address and name of the owner of each parcel of owned Real Property; (ii) the street address of each parcel of leased Real Property with annual lease payments in excess of $1,000,000 and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the total annual payments, expiration of the term, and identification of the lessee and lessor thereunder; and (iii) the current use of each parcel of owned and leased Real Property. The use and operation of the Real Property in the conduct of Company’s or any Acquired Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Company or an Acquired Company. There are no Actions pending nor, to the Company Member’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings that would be material to the Company and the Acquired Companies, taken as a whole.

Section 3.11 Condition And Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Company and each of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, fixtures, machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, fixtures, machinery, equipment and other items of tangible personal property currently owned or leased by Company or any Acquired Company, together with all other properties and assets of Company or any such Acquired Company, are sufficient for the continued conduct of Company’s or such Acquired Company’s business after the Closing in substantially the same manner as conducted on the date hereof and constitute all of the rights, property and assets necessary to conduct the business of Company or the Acquired Companies as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all Company IP Registrations as of the date hereof. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b) The Company has provided or otherwise made available to Parent all material Company IP Agreements. Company Member has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each material Company IP Agreement is valid and binding on Company or the Acquired Company which is a party thereto in accordance with its terms and is in full force and effect. Neither Company nor any Acquired Company or, to Company Member’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any material Company IP Agreement.

(c) The Company and each Acquired Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to Company’s and such Acquired Company’s respective Company Intellectual Property, or has the valid right to use all other Intellectual Property necessary for the conduct of Company’s or such Acquired Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The Company and each Acquired Company’s respective rights in the material Company Intellectual Property are subsisting and enforceable and to the Company Member’s Knowledge, valid. The Company and each Acquired Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets included in such Company Intellectual Property.

(e) To the Company Member’s Knowledge, the conduct of Company’s and each Acquired Company’s business as currently conducted, and the products, processes and services of Company and each such Acquired Company, currently sold or provided in such business do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person.

(f) As of the date hereof, there are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Company Member’s Knowledge, threatened: (i) alleging any infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person by Company or any Acquired Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or Company’s or any Acquired Company’s rights with respect to any Company Intellectual Property; or (iii) by Company or any Acquired Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. As of the date hereof, neither Company nor any Acquired Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(g) The execution by the Acquired Companies, Company, and Company Member of this Agreement will not result in the loss or impairment of the rights of Company or any of the Acquired Companies to own or use any of the Company Intellectual Property currently used in Company’s or any Acquired Company’s business, or in violation or termination of any outbound or inbound Company IP Agreement.

Section 3.13 Insurance. The Company has provided or otherwise made available all material insurance policies maintained by Company Member or its Affiliates (including Company and the Acquired Companies) as of the date hereof relating to any of the assets, business, operations, employees, officers and managers of Company and any of the Acquired Companies (collectively, the “Insurance Policies”). Such Insurance Policies, or their replacement permitted by Section 5.01, if applicable, are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage through fault of the Company or any Acquired Company. Neither Company Member nor any of its Affiliates (including Company and the Acquired Companies) is in material default under, or has otherwise failed to comply with, in any material respect, any such Insurance Policy.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, there are no Actions pending or, to Company Member’s Knowledge, threatened (a) against or by Company or any Acquired Company affecting any of its properties or assets (or by or against Company Member or any Affiliates thereof and relating to Company or any such Acquired Company), which if determined adversely to Company or any Acquired Company (or to Company Member or any Affiliate thereof) would result in a Material Adverse Effect.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Company or any Acquired Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.15 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, Company and each Acquired Company is in compliance with all Laws applicable to it or its business, properties or assets, except where failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for Company and each Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to Company and each Acquired Company, including the names of the Permits and their respective dates of issuance and expiration.

Section 3.16 Environmental Matters.

(a) The Company and each Acquired Company is currently and has been in compliance with all Environmental Laws and has not, and Company Member has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company and each Acquired Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of Company or each such Acquired Company. None of Company, the Acquired Companies or Company Member is aware of any condition, event or circumstance that might prevent or impede the transferability of any Environmental Permits, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Company or any Acquired Company or any Real Property currently or formerly owned, operated or leased by Company or any Acquired Company, and, since December 31, 2010, none of Company, any Acquired Company or Company Member has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the business of Company or any Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Company Member, Company or any Acquired Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Company Member, Company, or any Acquired Company have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, membership interest or membership interest-based, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (i) which is maintained, sponsored, contributed to, or required to be contributed to by Company or any Acquired Company, (ii) under which Company or any Acquired Company has any Liability, whether maintained, sponsored, or contributed to by the Company, any Acquired Company or any ERISA Affiliate, or (iii) which is maintained, sponsored or contributed to by the Company or any Acquired Company and with respect to which Parent, Acquiror, or any of its Affiliates has any liability under ERISA, whether contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). Company and each Acquired Company has separately identified in Section 3.17(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Company and any such Acquired Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each material Benefit Plan, Company Member has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company Member’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Company or any Acquired Company or, with respect to any period on or after the Closing Date, Parent, Acquiror, or any of their Affiliates, to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.17(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan due from the Company have in all material respects been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have in all material respects been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP or other applicable principles. All Non-U.S. Benefit Plans that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, to the extent required by applicable Law.

(d) Neither Company nor any Acquired Company nor, to Company Member’s Knowledge, any of their respective ERISA Affiliates has (i) incurred in the past five years or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA relating to any Benefit Plan (other than a Multiemployer Plan); (ii) failed in any material respect to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent or Acquiror, Company, any Acquired Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event and any obligations required upon termination under the terms of the Benefit Plan or applicable Law. To the Company Member’s Knowledge, neither Company nor any Acquired Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate in any material respect any Benefit Plan or collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.17(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Company nor any Acquired Company or any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or, to the Company Member’s Knowledge, ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits (other than as required under Section 601 et. seq. of ERISA or other applicable Law).

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedules, there is no pending or, to Company Member’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither Company nor any Acquired Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Each individual who is classified by Company or any Acquired Company as an independent contractor has in all material respects been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Except as set forth in Section 3.17(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Company or any Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Company or any Acquired Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, as of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Company and each Acquired Company for services performed on or prior to the Closing Date have in all material respects been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement).

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedules, neither Company nor any Acquired Company is, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Company or any Acquired Company, and no Union or group of employees is seeking or has sought in the past five years to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.18(b) of the Disclosure Schedules, in the past five years there has not been, nor, to the Company Member’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Company or any Acquired Company.

(c) The Company and each Acquired Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 3.18(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices. Except as set forth in Section 3.18(c) of the Disclosure Schedules, there are no material Actions against Company or any Acquired Company pending, or to the Company Member’s Knowledge, threatened to be brought or filed, in any judicial, administrative or arbitration forum, in connection with the employment of any current or former employee, consultant or independent contractor of Company or any Acquired Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) No Acquired Company is, and has not been for the past five years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract. Neither Company nor any Acquired Company has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.19 Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:

(a) The Company is treated as a C corporation for U.S. federal income tax purposes, and has been so treated since June 21, 2001.

(b) All material Tax Returns required to be filed on or before the Closing Date by the Company or each Acquired Company have been, or will be, timely filed (giving effect to all extensions). All material Taxes due and owing by the Company or each Acquired Company (whether or not shown on any Tax Return) have been, or will be, timely paid or adequate reserves in accordance with GAAP have been established for such Taxes on the Financial Statements.

(c) The Company and each Acquired Company has withheld and paid all amounts of Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d) In the past three (3) years, no written claim has been made by any taxing authority in any jurisdiction where Company or any Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of the applicable statutes of limitations period have been given or requested with respect to the assessment or collection of any Taxes of the Company or any Acquired Company, which extensions or waivers have not since expired.

(f) All Tax deficiencies asserted, or Tax assessments made, in each case, in writing against Company and each Acquired Company as a result of any examinations by any Governmental Authority have been fully paid, settled or withdrawn.

(g) Neither Company nor any Acquired Company is currently a party to any Action with respect to Taxes of the Company or any Acquired Company, by any Governmental Authority. To the Knowledge of the Company, there are no pending or threatened Actions with respect to Taxes of the Company or any Acquired Company by any Taxing Authority.

(h) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Company or any Acquired Company.

(i) Neither Company nor any Acquired Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement that would reasonably be expected to give rise to a liability for Taxes after the Closing, other than any such agreement exclusively between or among the Company and any Acquired Company, or not primarily related to Taxes and entered into in the ordinary course of business.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested (which requests remain outstanding), or, in the past three (3) years, entered into or issued by any taxing authority with respect to Company or any Acquired Company.

(k) Neither the Company nor any Acquired Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes filing a group Tax Return, other than a group the common parent of which is or was the Company. Neither the Company nor any Acquired Company has any Liability for Taxes of any Person (other than the Company or any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(l) Neither Company nor any Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date that is not included in Closing Working Capital and is received other than in the ordinary course of business;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(m) In the two years prior to the date of this Agreement, neither the Company nor any Acquired Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Neither Company nor any Acquired Company is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4.

(o) Neither the Company nor any Acquired Company has taken, intends to take, or agreed to take any action, or is aware of any fact or circumstance that would prevent Merger 1 and Merger 2, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.20 Books and Records. The books and records of the Company and each Acquired Company have been maintained and retained in accordance with reasonably prudent business practices in all material respects.

Section 3.21 Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company Member, Company, or the Acquired Companies.

Section 3.22 Investment Purpose. Company Member is acquiring the NCM Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in any case in violation of the Securities Act of 1933, as amended (the “Securities Act”), it being understood that the foregoing shall not be deemed a restriction on transfer of the NCM Shares in conformity with the Securities Act. Parent acknowledges that the NCM Shares are not registered under the Securities Act, or any state securities laws, and that the NCM Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company Member that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of Sub 1, Acquiror and National CineMedia LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent, Sub 1 and Acquiror have full corporate power and authority to enter into this Agreement, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent, Sub 1 and Acquiror of this Agreement, the performance by Parent, Sub 1 and Acquiror of their respective obligations hereunder and the consummation by Parent, Sub 1 and Acquiror of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent, Sub 1 and Acquiror, respectively. This Agreement has been duly executed and delivered by Parent, Sub 1 and Acquiror, and (assuming due authorization, execution and delivery by Company Member and the Company) this Agreement constitutes a legal, valid and binding obligation enforceable against each of Parent, Sub 1 and Acquiror in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent, Sub 1 and Acquiror of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, limited liability company agreement or other organizational documents of Parent, Sub 1, Acquiror or any subsidiary of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent, Sub 1, Acquiror or any subsidiary of Parent; (c) require the consent, notice or other action by any Person under any Contract to which Parent, Sub 1, Acquiror or any subsidiary of Parent is a party; or (d) require consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.03 Brokers. Except for JPMorgan Chase Bank N.A., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquiror.

Section 4.04 SEC Reports. Parent has filed all reports and other documents required to be filed by the Parent under the Exchange Act of 1934, as amended (the “Exchange Act”), for the 36 months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis. The SEC Reports comply in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent or Acquiror or any Affiliate of Parent or Acquiror that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 NCM Shares. The NCM are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

Section 4.07 Tax Matters.

(a) Neither Parent nor any Affiliate of Parent has taken, intends to take, or agreed to take any action, or is aware of any fact or circumstance that would prevent Merger 1 and Merger 2, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Sub 1 and Acquiror is, and has since the date of its formation been, properly treated as an entity that is disregarded as separate from Parent for U.S. federal income tax purposes.

Section 4.08 Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has Liabilities, except (a) those which are adequately reflected or reserved against in the Parent and subsidiary condensed consolidated balance sheet as of March 27, 2014 (“Parent Balance Sheet Date”), (b) those which have been incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, or (c) those which are not, individually or in the aggregate, material in amount.

Section 4.09 Absence of Certain Changes, Events and Conditions. From the Parent Balance Sheet Date until the date hereof, and other than in the ordinary course of business consistent with past practice or disclosed in the SEC Reports, none of Parent nor any of its subsidiaries has taken any action that would be prohibited with respect to the Company after the date hereof pursuant to Section 5.01. From the Parent Balance Sheet Date until the date hereof, there has been no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing . From the date hereof until the Closing, except as otherwise provided in this Agreement, as required by applicable Law or consented to in writing by Parent which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that Parent shall be deemed to have consented if Parent does not object in writing within three Business Days after a written request for such consent is delivered to Parent by the Company), the Company shall, (x) use its commercially reasonable efforts to conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, network affiliates, advertiser, customers, lenders, content providers and other suppliers, regulators and others having business relationships with the Company, it being understood and agreed that the Company and the Acquired Companies will be operating in a challenging environment, and the failure to successfully operate in the ordinary course of business or preserve intact such relationships, despite the Company’s commercially reasonable efforts to do so, shall not be deemed a breach of this covenant. Without limiting the foregoing, from the date hereof until the Closing Date, except required by Law, the Company shall, except as set forth on Section 5.01 of the Disclosure Schedules:

(a) use its commercially reasonable efforts to perform all of its obligations under all Material Contracts relating to or affecting its properties, assets or business, in the ordinary course of business consistent with past practice;

(b) pay its debts, Taxes and other obligations when due (taking into account extensions and except to the extent being negotiated or contested in good faith);

(c) continue in full force and effect without material modification all material Insurance Policies or similar policies, to the extent commercially available on substantially the same terms (including costs) as currently in effect, except as required by applicable Law;

(d) defend and protect its properties and assets from infringement or usurpation;

(e) preserve and maintain all of its material Permits;

(f) maintain its books and records in accordance with past practice;

(g) comply in all material respects with all applicable Laws, except to the extent failure to comply would not materially impact the Company;

(h) not amend its organizational documents other than in connection with the Company Roll-up;

(i) not split, combine or reclassification of any units of its membership interests;

(j) not issue, sell or otherwise dispose of any of its membership interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests (other than pursuant to a Benefit Plan);

(k) not declare or pay any dividends or distributions on or in respect of any of its membership interests or redeem or purchase of its membership interests;

(l) not materially change any of its methods of accounting or accounting practices, except as required by Law, GAAP or as disclosed in the notes to the Financial Statements;

(m) not incur, assume or guarantee any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or that will be repaid prior to, or in connection with, the Closing;

(n) not transfer, assign, sell or otherwise dispose of assets other than cash outside the ordinary course of business or cancellation of any long term debts or entitlements outside the ordinary course of business;

(o) not transfer or assign or grant any exclusive license or sublicense of any material rights under or with respect to its Intellectual Property or to any Company Intellectual Property outside of the ordinary course of business;

(p) not impose any Encumbrance (other than Permitted Encumbrances) upon any of its properties, capital stock or assets, tangible or intangible, outside the ordinary course of business;

(q) not (i) grant any material bonuses, whether monetary or otherwise, or material increase in any wages, salary and pension benefits in respect of its current or former officers or directors, other than as provided for in any Benefit Plan or required by applicable Law, (ii) grant any material severance or other compensation benefit other than those paid prior to the Closing or, if payable after Closing, that would be treated as a Current Liability of the Company, or (iii) act to accelerate the vesting or payment of any material compensation or benefit for any current or former officer or director;

(r) not adopt, modify or terminate any: (i) employment, severance, retention or other agreement with any current or former officer or director to increase the payments by the Company or any Acquired Company thereunder after the Closing (unless treated as a Current Liability of the Company), (ii) material Benefit Plan to increase the payments by the Company or any Acquired Company thereunder after the Closing (unless treated as a Current Liability of the Company) or (iii) collective bargaining or other agreement with a Union;

(s) not make any loan to (or forgive any material loan to), or enter into any other transaction with, any of its members or current or former managers and officers other than contemplated by this Agreement;

(t) not adopt of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, except as contemplated by this Agreement or required by applicable Law;

(u) not acquire by merger or consolidation with, or by purchase of a substantial portion of the assets (outside the ordinary course of business), membership interests or stock of, or by any other manner, any business or any Person or any division thereof other than as contemplated by this Agreement;

(v) endeavor to timely collect receivables consistent with the timing and manner of Company’s past collection practice and ordinary course of business;

(w) timely pay the Company’s accounts payable and payroll consistent with the timing and manner of Company’s past payment practice and ordinary course of business; and

(x) not enter into any Contract to do any of the foregoing things it is restricted, or any action or omission that would result in violation of the foregoing.

Section 5.02 Access to Information. From the date hereof until the Closing and subject to applicable Law, Company Member shall, and shall cause the Company to, (a) afford Parent and its Representatives access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company as it reasonably requests in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement; and (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement; and (c) instruct the Representatives of Company Member and the Company to reasonably cooperate with Parent in connection with such access and inspection; provided, however, that sensitive information about the Company shall be made available subject to the terms and conditions set forth in the Clean Team Guidelines provided to Parent by the Company on May 1, 2014. Any such access and inspection pursuant to this Section 5.02 shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and in such manner as not to interfere unreasonably with the conduct of the business of Company Member or the Company. Parent and its Representatives shall reasonably cooperate with Company Member and the Company and their respective Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of the Company. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.02 and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III; provided that no investigation by Parent pursuant to this Section 5.02 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company Member in this Agreement. Notwithstanding anything herein to the contrary, the Company may revoke access or examination to the extent that it would (i) unreasonably disrupt the operations of the Company, (ii) violate any Contract of the Company or any of the Acquired Companies, or (iii) require the Company to disclose information subject to attorney-client privilege.

Section 5.03 No Solicitation of Other Bids.

(a) Company Member shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, regardless of from which Person a possible Acquisition Proposal originates; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Company Member shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership or other equity interests of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets not in the ordinary course of its business.

(b) In addition to the other obligations under this Section 5.03, Company Member shall promptly (and in any event within two Business Days after receipt thereof by Company or Company Member or their Representatives) advise Parent orally and in writing of any Acquisition Proposal.

(c) Company Member agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that money damages may not provide an adequate remedy to Parent.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking known to the Company of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Company Member hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Company Member’s Knowledge, threatened against, relating to or involving or otherwise affecting Company Member or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14.

(b) From the date hereof until the Closing, Parent shall promptly notify Company Member in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking known to the Parent of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Parent hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Parent’s Knowledge, threatened against, relating to or involving or otherwise affecting the Parent that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05.

(c) Parent’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company Member in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. Company Member’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Company Member shall deliver to Parent at least five Business Days prior to the Closing written resignations (or terminations from such positions), effective as of the Closing Date, of the officers and directors of the Company from their offices of director or officer.

Section 5.06 Confidentiality. Company Member and Parent are parties to the Non-Disclosure Agreement dated April 27, 2014 (the “Confidentiality Agreement”) and shall continue to remain subject to the obligations provided in the Confidentiality Agreement.

Section 5.07 Non-Solicitation.

(a) For a period of 18 months commencing on the Closing Date (the “Restricted Period”), Company Member shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any employee of the Surviving Entity or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(a) shall prevent Company Member or any of its Affiliates from hiring (i) any person who contacts Company Member or any of its Affiliates on his or her own initiative without any solicitation by or encouragement from Company Member or its Affiliates or their Representatives (other than general solicitations not targeted to Parent or its Affiliates), (ii) any employee whose employment has been terminated by the Surviving Entity or Parent, or (iii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) Company Member acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Parent and constitute a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that the covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Conduct of Parent. Parent covenants and agrees during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, Parent shall not, and shall cause its subsidiaries not to, (i) split, combine, subdivide or reclassify any shares of capital stock or other ownership interests, as applicable, (ii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by this Agreement, and (iii) authorize or pay any dividends or make any distribution with respect to outstanding capital stock or other equity interests, as applicable, (whether in cash, assets, shares or other equity interest, share buy-back or otherwise) other than regular and special distributions made by National CineMedia LLC pursuant to its tax receivables agreement or otherwise and dividends paid by Parent in both cases in the ordinary course of business and consistent with past practice.

Section 5.09 Governmental Approvals and Consents; Defense of Lawsuits.

(a) Each party hereto shall, as promptly as possible (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; (ii) use reasonable best efforts to obtain, or cause to be obtained, promptly all consents, authorizations, orders and approvals from all Governmental Authorities (including under the HSR Act) that may be or become necessary for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Prior to the Closing, the parties hereto shall not take any action (including acquiring any business) that could reasonably be expected to delay, impair or impede the receipt of any required consents, authorizations, orders and approvals.

(b) Company Member and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts prior to Closing to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Company Member or the Surviving Entity with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Each party hereto shall use its reasonable best efforts to defend against all lawsuits or other legal or regulatory proceedings challenging either of the Mergers or their respective consummation, unless the parties mutually consent to settlement of other resolution of the litigation or proceedings. None of the parties shall commit to or agree (or permit their respective Affiliates to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

(f) Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, either party or any of its Affiliates, before or after the Closing Date, to agree to (i) sell, hold, divest, license, discontinue or limit any of its or its Affiliates’ assets, businesses, contracts or interests; (ii) any conditions relating to, changes in, or restrictions on the operation of any of its or its Affiliates assets, businesses, contracts or interests; (iii) any material modification or waiver of the terms and conditions of this Agreement; or (iv) take any action (or fail to take any action) which could adversely affect the Tax treatment of the transactions contemplated by this Agreement as described in Section 2.02(f) and Section 6.05, except to the extent, in the case of preceding clauses (i) and (ii), that such agreement could not reasonably be expected to result in a Material Adverse Effect or Parent Material Adverse Effect.

Section 5.10 Repayment of Indebtedness. Prior to or at the Closing, Company and the Acquired Companies shall repay in full, or provide evidence reasonably satisfactory to Parent that binding arrangements have been made for the repayment in full concurrently upon Closing from the cash Closing Merger Consideration, of (a) all indebtedness of the Company or any of the Acquired Companies for borrowed money; (b) all obligations of the Company and/or the Acquired Companies in connection with any letters of credit and acceptances issued under letters of credit facilities, acceptance facilities or other similar facilities; and (c) all obligations of the Company and/or the Acquired Companies evidenced by bonds, notes, debentures or other similar instruments; and (d) all obligations of the Company and/or Acquired Companies in respect of the deferred purchase price of property (excluding accounts payable in the ordinary course of business), including earn-outs (collectively, “Company Indebtedness”), in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

Section 5.11 Roll-up of Company Subsidiaries. Prior to the Closing, Company Member shall have caused all of the Acquired Companies to have merged into, combined with, the Company, liquidated with all assets distributed to the Company, converted into single-member limited liabilities companies that are treated as entities disregarded as separate from the Company for U.S. federal income tax purposes or otherwise “rolled up” and combined so that upon the Closing the Company, as a single entity, is treated as owning all of the assets of the Company and the Acquired Companies for U.S. federal income tax purposes (the “Company Roll-up”).

Section 5.12 Books and Records.

(a) In connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, Company Member, its Affiliates or its direct or indirect owners, or for any matter in connection with or resulting from this Agreement, for a period of seven years after the Closing, Parent shall, and shall cause the Surviving Entity to:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Company Member reasonable access (including the right to make, at Company Member’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Parent or the Surviving Entity after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Company Member shall:

(i) retain the books and records (including personnel files) of Company Member which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Parent or the Surviving Entity reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Parent nor Company Member shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.12 to the extent such access would violate any Law.

Section 5.13 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.14 Public Announcements. Unless otherwise required by applicable Law requirements of the Nasdaq stock exchange (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement provided, that to the extent disclosure is so required by applicable Law requirements of the Nasdaq stock exchange, the party intending to make such release shall use its commercially reasonable efforts to consult with the other parties in advance of such release with respect to the text thereof.

Section 5.15 Further Assurances. Before and following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including to effect the Mergers, and with respect to Parent, to procure the necessary funds.

Section 5.16 Post-Closing NCM Stock Matters. Within 30 days following the Closing, Parent will file and cause to be effective a prospectus supplement to its currently effective registration statement on Form S-3 (file no. 333-17055) or a substantially identical shelf registration statement to the extent the existing shelf registration statement is no longer in effect (the “Shelf Registration Statement”) to facilitate the public resale of the NCM Shares by Company Member and/or the members of Company Member to whom it distributes the NCM Shares in compliance with the Securities Act. Parent shall keep the Shelf Registration Statement effective and free of material misstatements or omissions (including the preparation and filing of any amendments and supplements necessary for that purpose) until the date on which Company Member and/or the members of the Company Member that received the NCM Shares have transferred their respective NCM Shares to third parties, or are able to freely transfer such NCM Shares without regard to volume limitations.

Section 5.17 EBITDA Price Adjustment. Promptly after the date hereof, Company Member shall engage the Company Member’s Accountants to calculate the EBITDA, on a consolidated basis, for the twelve month period ended April 30, 2014 (the “Adjusted EBITDA”). The Company Member’s Accountants shall then deliver to the Company Member and Parent a statement setting forth the Adjusted EBITDA and supporting details as to the calculation thereof (the “EBITDA Statement”). The EBITDA Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year 2013 as if such EBITDA Statement was being prepared and audited as of a fiscal year end. The Adjusted EBITDA so calculated by the Company Member’s Accountants shall be conclusive and binding upon the parties hereto. Parent and Company Member shall each pay one-half of the expenses of the Company Member’s Accountants to perform this calculation.

Section 5.18 Employees. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall or shall cause the Surviving Entity or its Affiliates to provide the employees of the Surviving Entity and the Acquired Companies, as of immediately prior to the Closing Date (“Business Employees”), with compensation and benefits that are, in the aggregate, no less favorable than provided to similarly situated employees of Parent and its subsidiaries. Parent further agrees that, from and after the Closing Date, Parent shall or shall cause the Surviving Entity and its Affiliates to grant all Business Employees credit for any service with the Company or any Acquired Company prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, Surviving Entity or any of their respective Affiliates on or after the Closing Date (the “Acquiror Plans”), determined in a manner so as not to create any duplication of benefits. In addition, Parent shall or shall cause the Surviving Entity or its Affiliates to (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Acquiror Plans to the extent waived or satisfied by a Business Employee under the comparable

Benefit Plan as of the Closing Date, and (B) cause any covered expenses incurred on or before the Closing Date by any Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Acquiror Plan. Nothing contained herein, express or implied, is intended to confer upon any Business Employee or any other Person any right to continued employment or service relationship for any period. The provisions of this Section 5.18 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, without limitation, any Business Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.18 under or by reason of any provision of this Agreement or otherwise. The provisions of this Agreement do not constitute an amendment to any Benefit Plan.

Section 5.19 Representation and Warranty Insurance. Parent shall use its reasonable best efforts to find a representations and warranties insurance policy as soon as practicable following the date hereof to protect Parent from losses incurred as a result of the breach of any of the representations and warranties of Company Member in Article III with coverage of $28.5 million and retention no greater than $6,000,000, on terms reasonably acceptable to the parties (the “R&W Insurance”). Company Member and Company shall provide any and all information reasonably requested by the insurance underwriters selected by Parent necessary to underwrite the R&W Insurance. Parent shall purchase the R&W Insurance at Closing. Parent and Company Member will each pay one-half of the premium of the R&W Insurance policy.

ARTICLE VI

TAX MATTERS

Section 6.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the party on which such Taxes are imposed pursuant to applicable Law. The party on which such Taxes are imposed pursuant to applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other parties shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) between the Company Member, on the one hand and the Company or any Acquired Company, on the other hand, shall be terminated as of the Closing Date. After such date neither the Company, Company Member nor any of Company Member’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Returns. The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it or any Acquired Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions).

Section 6.04 Cooperation and Exchange of Information. Company Member and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Returns or in connection with any audit or other proceeding in respect of Taxes of or Tax matters relating to the Company or Surviving Entity. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or Surviving Entity for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Parent shall provide the other Company Member with reasonable written notice and offer the Company Member the opportunity to take custody of such materials.

Section 6.05 Tax Treatment. Parent, the Company, Sub 1 and Acquiror hereby adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or mutual waiver, at or prior to the Closing, of each of the following conditions:

(a) The filings of Parent and Company Member pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated and any commitment to or agreement with a Government

Entity to stay, toll or extend any applicable waiting period under the HSR Act made by a party pursuant to the terms of Section 5.09 shall have been satisfied, expired or withdrawn. Any commitment to, or agreement with, a Government Entity to stay, toll, or extend any applicable waiting period under the HSR Act made by any party pursuant to the terms of Section 5.09 shall have been satisfied, expired or withdrawn.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Company Member contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.21, the representations and warranties of Company Member contained in this Agreement and any certificate or other writing delivered pursuant hereto (disregarding all materiality and Material Adverse Effect contained therein) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representation and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) other than such failure to be true and correct as would not have a Material Adverse Effect. The representations and warranties of Company Member contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.21 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) R&W Insurance shall have been obtained contemporaneously or prior to Closing.

(c) Company Member shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Company Member shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which enjoins, restrains or otherwise prohibits the transactions contemplated hereby.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(c) have been satisfied.

(g) Parent shall have received resignations or terminations of the directors and officers of the Company pursuant to Section 5.05.

(h) Company Member shall have delivered, or caused to be delivered, to Parent all items required to be delivered by it pursuant to Section 2.03.

Section 7.03 Conditions to Obligations of Company Member. The obligations of Company Member to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Company Member’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Parent contained in Section 4.01, Section 4.03, and Section 4.07 the representations and warranties of Parent contained in this Agreement and any certificate or other writing delivered pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) other than such failure to be true and correct as would not have a Parent Material Adverse Effect. The representations and warranties of Parent contained in Section 4.01, Section 4.03, and Section 4.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) R&W Insurance shall have been obtained contemporaneously or prior to Closing.

(c) Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which enjoins, restrains or otherwise prohibits the transactions contemplated hereby.

(e) Company Member shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(c) have been satisfied and making any representations as are reasonably requested by Company Member in connection with the Tax treatment of the transactions contemplated by this Agreement as described in Section 2.02(f) and Section 6.05.

(f) Parent shall have delivered or caused to be delivered, to Company Member all items required to be delivered by it pursuant to Section 2.03.

(g) From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Company Member and Parent;

(b) by Parent by written notice to Company Member if:

(i) Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company Member pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Company Member within 30 days of Company Member’s receipt of written notice of such breach from Parent; provided that the right to terminate this Agreement under Section 8.01(b)(i) shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(ii) the conditions set forth in Section 7.01(a) shall not have been fulfilled by May 5, 2015 or 90 days thereafter if extended pursuant to written notice provided by the Company Member to Parent or Parent to the Company Member prior to May 5, 2015 (the “Termination Date”), unless such failure shall be due to the failure of Parent to provide all of the information required pursuant to the HSR Act in the initial filing or upon additional requests from the appropriate regulators or to fulfill any obligation of Parent under this Agreement; or

(iii) any of the conditions set forth in Section 7.02 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Parent to fulfill any of its obligations under this Agreement or otherwise perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Company Member by written notice to Parent if:

(i) (A) Company Member is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent within 30 days of Parent’s receipt of written notice of such breach from Company Member; provided that the right to terminate this Agreement under this Section 8.01(c)(i) shall not be available if the Company Member’s failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (B) all of the conditions set forth in Section 7.01 and Section 7.02 (other than any such conditions which by their nature are to be satisfied on the Closing Date) have been satisfied, the Company Member is prepared to consummate the Closing, Parent fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.03, and such failure to consummate the Closing has not been cured within three days from receipt by Parent of such written notice thereof;

(ii) the conditions set forth in Section 7.01(a) shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Company Member to provide all of the information required pursuant to the HSR Act in the initial filing or upon additional requests from the appropriate regulators or to fulfill any obligation of Company Member under this Agreement;

(iii) any of the conditions set forth in Section 7.03 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Company Member to fulfill any of its obligations under this Agreement or perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or Company Member in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in this Article VIII and Article IX hereof provided, however, that termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party, subject to the terms of Section 8.03 of this Agreement.

Section 8.03 Termination Fees.

(a) If Company Member terminates this Agreement (or could have terminated this Agreement but for the prior termination of this Agreement by Parent pursuant to Section 8.01(b)(ii) or Section 8.01(d)) pursuant to (w) Section 8.01(c)(i), (x) Section 8.01(c)(ii), (y) Section 8.01(d) or (z) Section 8.01(c)(iii) and in the case of this clause (z), all of the conditions to Parent’s obligations to consummate the Closing under Section 7.02 (other than Section 7.02(d)) have been satisfied (other than any such conditions (x) which by their nature are to be satisfied by the Closing Date or (y) that have not been satisfied as a result of Parent’s failure to fulfill any of its obligations under this Agreement or perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by Parent prior to the Closing), the parties agree that Company Member shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in Law, and Parent shall pay to Company Member a fee of $28.84 million (the “Reverse Termination Fee”), it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. The Reverse Termination Fee shall be payable in immediately available funds by wire transfer no later than ten Business Days after such termination.

(b) If Parent terminates this Agreement pursuant to Section 8.01(b)(i), the parties agree that Parent shall have suffered a loss and value of an incalculable nature and amount, unrecoverable in Law, and Company Member shall pay to Parent a fee of $10.0 million (the “Initial Termination Fee”), it being understood that in no event shall Company Member be required to pay the Initial Termination Fee on more than one occasion. The Initial Termination Fee shall be payable in immediately available funds by wire transfer no later than ten Business Days after such termination.

(c) If Parent has terminated this Agreement pursuant to Section 8.01(b)(i) and if within one year of the termination of this Agreement, Company Member, the Company or their respective Affiliates close a transaction of the type that would have constituted an Acquisition Proposal, Company Member shall pay to Parent an additional fee equal to the lesser of (x) $18,840,000 and (y) the amount by which the equity consideration received from such transaction exceeds $385 million (the “Subsequent Termination Fee”), it being understood that in no event shall Company Member be required to pay the Subsequent Termination Fee on more than one occasion. The Subsequent Termination Fee shall be payable in immediately available funds by wire transfer no later than ten Business Days after consummation of such transaction.

(d) Notwithstanding anything to the contrary in this Agreement, Company Member’s receipt of the Reverse Termination Fee pursuant to this Section 8.03 shall be the sole and exclusive remedy of Company Member or any of its Affiliates against Parent or any of Parent’s Affiliates or any of their respective Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Reverse Termination Fee in accordance with this Section 8.03 none of the Parent or any of Parent’s Affiliates or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this.

(e) Notwithstanding anything to the contrary in this Agreement, Parent’s receipt of the Initial Termination Fee and Subsequent Termination Fee pursuant to this Section 8.03 shall be the sole and exclusive remedy of Parent or any of its Affiliates against Company Member or any of Company Member’s Affiliates or any of their respective Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Initial Termination Fee and Subsequent Termination Fee in accordance with this Section 8.03 none of the Company Member or any of Company Member’s Affiliates or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this.

(f) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails promptly to pay the Reverse Termination Fee or the Company Member fails to pay the Initial Termination Fee or Subsequent Termination Fee, as the case may be, and, in order to obtain such payment, the Company Member or Parent, as the case may be, commences an action or proceeding that results in a judgment against the other party for payment of the Reverse Termination Fee, the Initial Termination Fee or the Subsequent Termination Fee, as applicable, the Party responsible for the payment of any such fee shall pay to the other party, together with the Reverse Termination Fee, the Initial Termination Fee or the Subsequent Termination Fee, as applicable (a) interest on the Reverse Termination Fee, the Initial Termination Fee or the Subsequent Termination Fee, as applicable, from the date of termination of this Agreement, or in the case of the payment of a Subsequent Termination Fee, the date of such payment of the fee would have otherwise been due and payable, at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Termination Date or the date a Subsequent Termination Fee would have been otherwise due and payable, and (b) any and all reasonable legal fees incurred by the Company Member or Parent, as the case may be, in connection with any such action or proceeding.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and Company Member shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Company Member:	SV Holdco, LLC 1411 Broadway, 33rd floor New York NY 10018
	Attention:	Travis Reid
Steve Royer Andy Howard
	Facsimile: E-mail:	212.497.0500 treid@screenvision.com sroyer@shamrockcap.com ahoward@shamrockcap.com

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834
	Attention:	David Allinson Tom Malone
	Facsimile: E-mail:	212-751-4864 David.Allinson@lw.com Thomas.Malone@lw.com

If to Parent:	National CineMedia, Inc. 9110 E. Nichols Ave., Suite 200 Centennial, CO 80112
	Attention: Facsimile: E-mail:	R. Eugene Hardy (303) 792-8649 Gene.Hardy@ncm.com

with a copy to:	Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202-3622
	Attention: Facsimile: E-mail:	Steven D. Miller 303-298-0940 smiller@shermanhoward.com

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the phrases “in the ordinary course” or “in the ordinary course of business” shall be deemed to be followed by the phrase “taking into account the impact that the transactions contemplated by this Agreement have or would have on such Person’s business”. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All representations and warranties contained in this Agreement shall be deemed to be qualified by the Remedies Exception insofar as such representations and warranties relate to a Contract or license being legal, valid, binding or enforceable.

Section 9.04 Headings. The table of contents and headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(b), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement, including the schedules hereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, after the Merger 2 Effective Time, Parent may, without the prior written consent of Company Member, assign all or any portion of its rights under this Agreement to one or more of its subsidiaries that are consolidated for financial statement purposes so long as any such assignment satisfies the requirements of Treasury Regulations Section 1.368-2(k). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, provided, however, that the members of Company Member shall be express third party beneficiaries of the rights set forth in Section 5.16.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by a duly authorized officer of each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Specific Performance. Subject to Section 8.03 and this Section 9.10 each of Parent and Company Member hereto acknowledges and agrees that the parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, so that, in addition to any other remedy that a party hereto may have under law or equity, each Parent and Company Member shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, including the Closing. The parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction, specific performance or other equitable relief, and only to the extent provided in this Section 9.10 to prevent breaches of this Agreement and enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.01 then the parties hereto agree that the sole and exclusive remedy in connection with the failure to consummate the Closing shall be the right to terminate this Agreement and receive the Reverse Termination Fee, the Initial Termination Fee and the Subsequent Termination Fee, as applicable, pursuant to Section 8.03 and in the specified amounts. Subject to Section 8.03, each of the parties hereto agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS

OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).

Section 9.12 Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and the covenants hereunder which by their terms are to be complied with, or performed, prior to the Closing shall expire upon the Closing and not survive thereafter.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement, it being understood that all the parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SV HOLDCO, LLC

By	/s/ Travis Reid
Name:	Travis Reid
Title:	Chief Executive Officer

SCREENVISION, LLC

By	/s/ Travis Reid
Name:	Travis Reid
Title:	Chief Executive Officer

NATIONAL CINEMEDIA, INC.

By	/s/ Kurt Hall
Name:	Kurt Hall
Title:	President, Chief Executive Officer, and Chairman

ACQUIROR SUB 1, LLC

By:	National CineMedia, Inc., its Manager

By	/s/ Kurt Hall
Name:	Kurt Hall
Title:	President, Chief Executive Officer, and Chairman

ACQUIROR SUB 2, LLC

By:	National CineMedia, Inc., its Manager

By	/s/ Kurt Hall
Name:	Kurt Hall
Title:	President, Chief Executive Officer, and Chairman

[Signature page to Agreement and Plan of Merger]